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                                                                  Rule 424(b)(3)
                                                      Registration No. 333-13534

                   SUPPLEMENT TO PROSPECTUS DATED JUNE 1, 2001

                                                  Dated: November 1, 2004

                                 STATE OF ISRAEL
                  FOURTH LIBOR FLOATING RATE ISSUE DOLLAR BONDS

Initial Interest Rate for the Bonds purchased during November 2004 is 3.0625%. This interest rate was calculated as follows:

Applicable LIBOR       +      Number of basis points        =     Initial Rate
For November 2004             set by State of Israel
                              at beginning of this monthly
                              sales period

2.3125%                +      75 BASIS POINTS               =     3.0625%

Applicable LIBOR is then adjusted December 1, March 1, June 1 and September 1

Bonds purchased in December 2004 will receive the rate and spread in effect for that sales period.

Effective as of April 26, 2002, IRAs (including Roth IRAs) may purchase the Fourth LIBOR Floating Rate Issue Dollar Bonds offered under this prospectus in subscriptions of $3,000 or $3,500 and may buy subsequent bonds in minimum denominations of $2,500. Individuals who have purchased at least one bond for a minimum of $5,000 (or $3,000 or $3,500 in the case of an IRA) during the twelve-month period immediately preceding the additional purchase may purchase additional bonds in minimum denominations of $2,500. Additional bonds must be registered in the same name as the bonds satisfying the minimum purchase requirement.

This prospectus is also available in electronic format on the Internet web site maintained by the Development Corporation for Israel (DCI) at www.israelbonds.com. Effective as of September 1, 2002, Customer Information Forms and Investment Forms are also available to print from the DCI web site. Customer Information Forms and Investment Forms must be printed, completed and returned to DCI, and may not be submitted electronically. Other than this prospectus in electronic format, any information on the web site relating to this offering is not part of this prospectus and has not been approved or endorsed by Israel or DCI and should not be relied upon by investors.